EXHIBIT 17.01



TO:  Board  of  Directors,  Cytation  Corporation


Gentlemen,

I hereby resign from the board of directors of Cytation Corporation (the "Company"). My resignation is effective July 24, 2006, 9:00 a.m., Eastern Time. This resignation is not the result of any disagreement with or dispute over issues involving management of the Company.

Effective as of July 24, 2006


                                             /s/ Christopher Portner
                                             ----------------------------
                                             Christopher Portner

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